Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December 22, 2014, between Comtech Telecommunications Corporation, a Delaware corporation (the “Company”), and Stanton D. Sloane (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, as the Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.POSITION AND DUTIES.

(a)During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Chief Executive Officer and President of the Company, with the duties, authorities and responsibilities as are customarily assigned to individuals serving in a comparable positions, subject, in all events, to the discretion of the Board of Directors of the Company (the “Board”). The Executive shall report directly to the Board, except that at all times during the first year of the Employment Term during which Fred Kornberg is the Executive Chairman of the Board, the Executive shall report to Fred Kornberg as well as the Board.

(b)During the Employment Term, the Executive shall devote all of the Executive’s business time, energy and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict of interests.

2.EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term of three (3) years commencing on a date after the date hereof to be agreed upon by Executive and the Chairman of the Board, but in no event later than February 1, 2015 (the “Effective Date”) (such period, the “Term”). Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 8 hereof, subject to Sections 9 and 10 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.” Unless the parties otherwise agree in writing, any employment of the Executive after the

Employment Term shall constitute an employment at will and shall not be construed as giving the Executive any right to be retained in the employ of, or in any other continuing relationship with, the Company, or any affiliate of the Company, for any specified term.

3.BASE SALARY. The Company agrees to pay the Executive a base salary at an annual rate of not less than $575,000 payable in accordance with the regular payroll practices of the Company. The Executive’s base salary shall be subject to annual review by the Board (or a committee thereof), and may be increased from time to time by the Board. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.INCENTIVE COMPENSATION. During the Employment Term, the Executive shall be eligible to participate in annual incentive arrangements under the Company’s annual incentive plans or programs that are generally made available to senior executives, provided, however, that for the 2015 fiscal year and subject to the Executive’s continued employment with the Company through the date of award or grant (as applicable), the Executive is guaranteed to receive a cash incentive award of $375,000, options to purchase shares of the Company’s common stock having a grant date Black-Scholes value of $187,500, and restricted stock units having a grant date value of $187,500 (the “Initial RSU Grant”). For the avoidance of doubt, all of the foregoing guaranteed equity awards for the 2015 fiscal year shall be subject to the general terms of the Company plans under which the awards are granted, and have terms comparable to the terms of any related award agreement in accordance with the Company’s customary practices for senior executives; provided, however, that the only performance criteria applicable to one-third of the Initial RSU Grant shall be that the Company have profits for the portion of fiscal 2015 during which the Executive is employed by the Company.

5.SIGN-ON AWARD. On or promptly following the Effective Date, subject to the Executive’s continued employment with the Company through the date of grant, the Board (or a committee thereof) shall grant to the Executive a special sign-on award consisting of options to purchase 125,000 shares of the Company’s common stock (the “Sign-On Award”). The terms and conditions applicable to the Sign-On Award shall be subject to the general terms of the Company plan under which the award is granted, and have terms comparable to the terms of any related award agreement in accordance with the Company’s customary practices for senior executives.

6.LIVING EXPENSES. During the first two years of the Employment Term, the Company shall provide, and the Executive will be required to utilize, corporate housing or lodging in the vicinity of the Company’s principal executive offices in Melville, New York and will be reimbursed for actual expenses not exceeding $8,000 per month (less the cost of any Company provided housing or lodging). While in the vicinity of the Company’s principal executive offices in Melville, NY, but not working in such offices, the Executive will be required to be available for meetings and consultations with the Board, other members of the Company’s executive team, and current and prospective customers of the Company, in such Company provided lodging.During the first two years of the Employment Term, the Company shall provide an automobile allowance of $1,000 per month for the Executive and will reimburse Executive for tolls and parking for business travel in accordance with the Company’s travel and expense policies. If the Executive relocates to a permanent residence in the vicinity of the Company’s principal executive offices in Melville, New York within the first two years of the Employment Term, the Company shall reimburse the Executive up to $60,000 for actual relocation expenses incurred by him.

7.EMPLOYEE BENEFITS.

(a)BENEFIT PLANS. The Executive shall be entitled to participate in any employee benefit plans that are generally made available to the Company’s senior executives, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)VACATIONS. The Executive shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(c)BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business and entertainment expenses incurred in connection with the performance of the Executive’s duties hereunder and the Company’s policies with regard thereto.

8.TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)DISABILITY. Upon ten (10) days’ prior written notice by the Board to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for ninety (90) days (including weekends and holidays) in any 365-day period. Notwithstanding the foregoing, in the event that as a result of earlier absence because of mental or the physical incapacity Executive incurs a “separation from service” within the meaning of such term under “Code Section 409A” (as defined in Section 23 hereof) Executive shall on such date automatically be terminated from employment as a termination due to Disability.

(b)DEATH. Automatically on the date of death of the Executive.

(c)CAUSE. Immediately upon written notice by the Board to the Executive of a termination for Cause. “Cause” shall mean:

(i)willful misconduct, dishonesty, misappropriation, breach of fiduciary duty or fraud by the Executive with regard to the Company or any of its assets or businesses;

(ii)the Executive’s conviction, or pleading of nolo contendere, with regard to any felony or crime (for the purpose hereof, traffic violations and misdemeanors shall not deemed to be a crime); or

(iii)any material breach by the Executive of the provisions of this Agreement.

(d)WITHOUT CAUSE. Immediately, upon written notice by the Board to the Executive of a termination other than for Cause, death or Disability.

(e)VOLUNTARY RESIGNATION. Upon sixty (60) days’ prior written notice by the Executive to the Board of the Executive’s voluntary resignation of employment for any reason or no reason.

(f)EXPIRATION. Automatically upon expiration of the Employment Term.

(g)FOR COMPANY BREACH. Upon written notice by the Executive to the Board of the Company’s breach of this Agreement, which breach remains uncured during the sixty (60) day period following notice thereof by the Executive to the Company.

9.CONSEQUENCES OF TERMINATION.

(a)DEATH; DISABILITY; TERMINATION BY THE COMPANY FOR CAUSE; VOLUNTARY RESIGNATION. In the event that the Executive’s employment and the Employment Term ends on account of (1) the Executive’s death or Disability, (2) termination by the Company for Cause, or (3) voluntarily by the Executive for any reason or no reason, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 9(a)(i) through 9(a)(iv) hereof to be paid on the sixtieth (60th) day following termination of employment):

(i)any unpaid Base Salary through the date of termination;

(ii)reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii)reimbursement for any unreimbursed housing or lodging expenses incurred through the date of termination, including any and all expenses incurred in the event of early termination of any housing lease, contract or agreement, that are eligible for reimbursement pursuant to Section 6 hereof;

(iv)any accrued but unused vacation time in accordance with Company policy; and

(v)all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (collectively, Sections 9(a)(i) through 9(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b)EXPIRATION OF THE EMPLOYMENT TERM. In the event that the Executive’s employment and the Employment Term ends on account of the expiration of the Employment Term, the Company shall pay or provide the Executive with the following:

(i)the Accrued Benefits;

(ii)subject to the Executive’s compliance with the obligations in Sections 10, 11 and 12 hereof, and, subject to Section 23(b) hereof in the case of amounts in excess of the Separation Pay Limit to the extent that the Separation Pay Limit is applicable, an amount equal to the Pro Rated Portion (as hereinafter defined) of the Executive’s non-equity incentive compensation for the full fiscal year in which the termination occurs as if he had remained employed for the complete fiscal year, such amount to be payable when all other amounts are paid under the Company’s annual incentive plans or programs, but in any event, after the close of the fiscal year for which the amount is earned and before the end of the calendar year in which such fiscal year-end occurs. For purposes hereof, “Pro Rated Portion” means a fraction, the numerator of which is the number of calendar days from the beginning of the then current fiscal year to the date of the Executive’s employment is terminated, and the denominator of which is 365;

(iii)the Executive’s right to continue participation in the Company’s medical plans (under COBRA) shall be provided in accordance with applicable law without discrimination; and

(iv)an amount up to $1,200 per month for the first six months after termination of employment for premium payments for medical coverage.

(c)TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR COMPANY BREACH. If the Executive’s employment by the Company is terminated (1) by the Board other than for Disability or Cause or (2) by the Executive pursuant to Section 8(g) hereof, in either case, prior to expiration of the Term, (x) to the fullest extent permitted under the Company’s plans and programs, the vesting of the Executive’s equity-based awards shall be accelerated to the date that the Executive’s employment and the Employment Term ends, and (y) the Company shall pay or provide the Executive with the following, subject to the provisions of Section 22 hereof:

(i)the Accrued Benefits; and

(ii)subject to the Executive’s compliance with the obligations in Sections 10, 11 and 12 hereof, and, subject to Section 23(b) hereof in the case of amounts in excess of the Separation Pay Limit to the extent that the Separation Pay Limit is applicable, continued payment of the Executive’s Base Salary rate (but not as an employee) for twelve (12) months following the Executive’s termination, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly; provided that the first payment shall be made on the first payroll period after the sixtieth (60th) day following such termination and shall include payment of any amounts that would otherwise be due prior thereto;

(iii)subject to the Executive’s compliance with the obligations in Sections 10, 11 and 12 hereof, and, subject to Section 23(b) hereof in the case of amounts in excess of the Separation Pay Limit to the extent that the Separation Pay Limit is applicable, an amount equal to the Executive’s non-equity incentive compensation for the full fiscal year in which the termination occurs as if he had remained employed for the complete fiscal year, such amount to be payable when all other amounts are paid under the

Company’s annual incentive plans or programs, but in any event, after the close of the fiscal year for which the amount is earned and before the end of the calendar year in which such fiscal year-end occurs;

(iv)the Executive’s right to continue participation in the Company’s medical plans (under COBRA) shall be provided in accordance with applicable law without discrimination;

(v)an amount up to $1,200 per month for the first six months after termination of employment for premium payments for medical coverage; and

(vi)the Company shall be responsible for the Executive’s reasonable attorneys’ fees and disbursements in any action to recover any amounts due him or obtain other relief under this Agreement in any action relating to a breach by the Company of this Agreement.

(d)CIC AGREEMENT TO GOVERN. Notwithstanding anything to the contrary in this Section 9, if the Executive is terminated during the “Protected Period” or the “Extended Protected Period” as set forth in the Executive’s Change-in-Control Agreement with the Company dated as of the Effective Date (the “CIC Agreement”), the terms of the CIC Agreement will govern with respect to the consequences of the Executive’s termination of employment, provided, however, that the Executive shall receive the Accrued Benefits after any termination of employment.

(e)NO OTHER ENTITLEMENTS. Payments and benefits provided in Section 9(c) or Section 9(c) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company (other than the CIC Agreement) or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(f)OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall be deemed to have resigned from the Board and any other position as an officer, director or fiduciary of any Company-related entity.

10.RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits (other than amounts described in Section 9(a)(ii) and (iii) hereof) shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in the form attached hereto as Exhibit A (the “Release”). The Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. The Company shall deliver to Executive the Release within seven (7) days after termination. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

11.RESTRICTIVE COVENANTS. The Executive acknowledges that in the course of the Executive’s employment hereunder, the Executive will become familiar with Confidential Information (as defined below) of the Company and its affiliates, and that the Executive’s services are of special, unique and extraordinary value to the Company. Therefore, the Company and the Executive mutually agree that it is in the interest of all such parties for the Executive to enter into the restrictive covenants in this Section 11 to, among other things, protect the legitimate business interests of the Company, and that such restrictions and covenants contained in this Section 11 are reasonable in geographical and temporal scope and in all other respects given the nature of the Executive’s duties and the nature of the businesses of the Company and that such restrictions and covenants do not and will not unduly impair the Executive’s ability to earn a living after termination of the Executive’s employment hereunder. The Executive further acknowledges and agrees that (i) the Company would not have entered into this Agreement but for the restrictive covenants of the Executive set forth in this Section 11, and (ii) such restrictive covenants have been made by the Executive to induce the Company to enter into this Agreement. Accordingly and in consideration for the payments and benefits provided by the Company under this Agreement, the Executive agrees as follows:

(a)NON-SOLICITATION. The Executive shall not (except on behalf of the Company) during the Employment Term and for twelve (12) months thereafter (the “Restrictive Period”) employ or retain, solicit the employment or retention of, or knowingly cause or encourage any entity to retain or solicit the employment or retention of, any person who is an employee of the Company or who was an employee of the Company at any time during the period commencing twelve (12) months prior to the Executive’s termination of employment with the Company.

(b)NON-DISPARAGEMENT. After Executive’s termination of employment, (i) the Executive shall refrain from disparaging, whether orally, in writing or in other media, the Company, its affiliates, the officers, directors, and employees of each of them, and the products and services of each of them, except that this provision shall not be interpreted to prevent Executive from testifying truthfully in response to a subpoena; and (ii) neither the Company nor its officers and directors acting on its behalf will disparage or cause anyone else to disparage Executive or otherwise comment upon the employment performance of Executive, whether orally, in writing or in other media, except that this clause (ii) shall not be interpreted to prevent the Company or any of its directors or officers from testifying truthfully in response to a subpoena.

(c)CONFIDENTIALITY. The Executive shall not at any time, directly or indirectly, without the Company’s prior written consent, disclose to any third party or use (except as authorized in the regular course of the Company’s business or in the Executive’s performance of the Executive’s responsibilities for the Company) any confidential, proprietary or trade secret information that was either acquired by the Executive during the Executive’s employment with the Company or thereafter, including, without limitation, sales and marketing information, information relating to existing or prospective customers and markets, business opportunities, and financial, technical and other data (collectively, the “Confidential Information”). After termination of the Executive’s employment with the Company for any reason and upon the written request of the Company, the Executive shall promptly return to the

Company all originals and/or copies of written or recorded material (regardless of the medium) containing or reflecting any Confidential Information and shall promptly confirm in writing to the Company that such action has been taken. Notwithstanding the foregoing, the following shall not constitute Confidential Information: (i) information that is already in the public domain at the time of its disclosure to the Executive; (ii) information that, after its disclosure to the Executive, becomes part of the public domain by publication or otherwise other than through the Executive’s act; and (iii) information that the Executive received from a third party having the right to make such disclosure without restriction on disclosure or use thereof.

(d)NON-COMPETITION. The Executive shall not engage in Competition during the Employment Term or the Restrictive Period. For purposes of this Section 11(d), “Competition” shall mean the performance of services, whether as an employee, owner, advisor, consultant, director, stockholder, officer or any other capacity, for any of the entities set forth on Exhibit B hereto.

(e)RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information. To the extent that the Executive is provided with a cell phone number by the Company during employment, the Company shall cooperate with the Executive in transferring such cell phone number to the Executive’s individual name following termination.

(f)REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(g)TOLLING. In the event of any violation of the provisions of this Section 11, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(h)SURVIVAL OF PROVISIONS. The obligations contained in Sections 11 and 12 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

12.RECOUPMENT. Notwithstanding anything to the contrary in this Agreement, the Executive agrees to comply with policies that the Company establishes Company from time to time, in its sole discretion, in order to comply with law, rules, or other regulatory requirements applicable to the Company or its employees, including without limitation, any such policy that is intended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules and regulations promulgated thereunder.

13.COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 12.

14.EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 or Section 12 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

15.NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 15 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; and, provided, further, that no such assignment will adversely affect the rights, payments or benefits to which Executive is entitled under the CIC Agreement or under any equity-based plans or awards. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

16.NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown
on the records of the Company

If to the Company:

Comtech Telecommunications Corporation
68 South Service Road, Suite 230
Melville, NY 11747
Attention: Chief Financial Officer and Secretary

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036-8299
Attention: Robert A. Cantone

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
17.SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

18.SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19.COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20.MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to the choice of law principles thereof.

21.REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder.

22.TAX WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

23.CODE SECTION 409A COMPLIANCE.

(a)The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A, except those that are caused solely by the Company’s willful actions or inactions that were not consented to or approved by the Executive.

(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, the term “Separation Pay Limit” shall mean, two (2) times the lesser of (i) the Executive’s annualized compensation based on the Executive’s annual rate of pay for the taxable year of the Executive preceding the taxable year in which the Executive has a “separation from service,” and (ii) the maximum amount that may be taken into account under a tax qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive incurs a “separation from service.”

(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d)For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMTECH TELECOMMUNICATIONS CORPORATION By: /s/ Fred Kornberg Name: Fred Kornberg Title: CEO and President
The Executive:
/s/ Stanton D. Sloane Stanton D. Sloane

EXHIBIT A
GENERAL RELEASE

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, I, for myself and my successors, assigns, heirs and representatives (each, a "Releasing Party"), hereby release and forever discharge Comtech Telecommunications Corporation (the "Company"), its stockholders, officers, directors, employees, agents and attorneys, and their respective successors, assigns, heirs and representatives (each, a "Released Party"), individually and collectively, from any and all claims, demands, causes of action, liabilities or obligations, known or unknown, pending or not pending, liquidated or not liquidated, of every kind and nature whatsoever (collectively, the "Released Claims") which the Releasing Party has, has had or may have against any one or more of the Released Parties arising out of, based upon or in any way, directly or indirectly, related to the Company's business, my employment with the Company or the termination of such employment; provided, however, that this General Release shall have no effect whatsoever upon: (a) the Company's obligations, if any, to pay severance payments pursuant to the Employment Agreement between the undersigned and the Company, dated December 22, 2014 (the “Employment Agreement”) or the rights of the undersigned to enforce such obligations; (b) any and all obligations of the Released Parties to defend, indemnify, hold harmless or reimburse the undersigned under the Indemnification Agreement between the Company and the undersigned, and/or under applicable law and/or under the respective charters and by-laws of the Released Parties, and/or pursuant to insurance policies, if any, for acts or omissions in the undersigned’s capacity as a director, officer and/or employee thereof; and (c) any and all rights the undersigned may have to vested or accrued benefits or entitlements under and in accordance with any applicable plan, agreement, program, award, policy or arrangement of a Released Party.

The Released Claims include, without limitation, (a) all claims arising out of or relating to breach of contract, the Fair Labor Standards Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the National Labor Relations Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act and/or any other federal, state or local statute, law, ordinance, regulation or order as the same may be amended or supplemented from time to time, (b) all claims for back pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages on account of any alleged personal, physical or emotional injury, and (c) all claims for attorneys' fees and costs.

I agree that I am voluntarily executing this General Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 and that the consideration given for the waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the Age Discrimination in Employment Act of 1967, that: (a) my waiver and release specified herein does not apply to any rights or claims that may arise after the date I sign this General Release or my rights with respect to severance payments, if any, payable to me pursuant to the Employment Agreement; (b) I have the right to consult with an attorney prior to signing this General Release; (c) I have twenty-one (21) days to consider this General Release (although I may choose to sign it earlier); (d) I have seven (7) days after I sign this General Release to revoke it; and (e) this General Release will not be effective until the date on which the revocation period has expired, which will be the eighth day after I sign this General Release, assuming I have returned it to the Company by such date.

Dated:

EXHIBIT B

[Competitor Entities]